As filed with the Securities and Exchange Commission on May 4, 2026

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKK Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	NA
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

27 First Lok Yang Road

Singapore 629735

+65 6334 3831

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

800-221-0102

(Name, address, telephone number, facsimile number and email address of agent for service)

With a copy to:

David Ficksman, Esq.

R. Joilene Wood, Esq.
TroyGould PC

1801 Century Park East Suite 1600

Los Angeles, California 90067

Telephone: (310) 553-4441

Facsimile: (310) 201-4746

Approximate date of commencement of proposed sale to the public: From time to time, as determined by the registrant, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not a solicitation of any offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 4, 2026

Prospectus

SKK Holdings Limited

$250,000,000

Class A Ordinary Shares
Preferred Shares

Debt Securities

Warrants
Rights

Units

We may offer to sell, from time to time, in one or more offerings, any combination of Class A ordinary shares, preferred shares, debt securities, warrants, rights, or units having an aggregate initial offering price not exceeding $250,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of offering. We may also offer any of these securities that may be issuable upon the conversion, exercise or exchange of debt securities, rights or warrants.

We will provide the specific terms of these securities, including the price and the type and amount of securities to be offered and sold, in a supplement to this prospectus. You should read this prospectus carefully before you invest.

We may offer and sell these securities directly to purchasers or through one or more underwriters, dealers and agents, and on a continuous or delayed basis. If we sell securities through underwriters, dealers or agents, we will include their names and the fees, commissions and discounts that they will receive, as well as the net proceeds to us, in a prospectus supplement, which prospectus supplement you should review carefully with respect to any such securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to the offered securities shall not constitute an offer of any other securities covered by this prospectus.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus and in the applicable prospectus supplement for a discussion of the risks that you should consider before you invest in our securities.

Our ordinary shares are traded on The NASDAQ Capital Market under the symbol “SKK.” As of the date of this prospectus, no other securities that we may offer by this prospectus are listed on a national securities exchange or quoted on an automated quotation system. On May 1, 2026, the closing price for our class A ordinary shares as reported on The NASDAQ Capital Market was $1.7501 per share. As of May 1, 2026, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or our “public float,” was approximately $2.4 million, which was calculated based on 1,363,415 outstanding Class A ordinary shares held by non-affiliates and on the closing price per Class A ordinary share of $1.7501. We have not sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the 12 calendar months prior to and including the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $250,000,000.

The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our securities, you should review the registration statement and the exhibits filed with the registration statement. In addition, the SEC allows us to incorporate by reference into this prospectus information in the reports and other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those reports and other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and, where applicable, modify or supersede that information. You may read the registration statement (including its exhibits) and the reports and other documents that we file with the SEC at the SEC’s website, www.sec.gov, or at the SEC’s Public Reference Room described below under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information by Reference.” To the extent that any information in the prospectus supplement is inconsistent with the information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus.

This prospectus and the related prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct as of any date subsequent to the date of the document incorporated by reference, even though this prospectus and the prospectus supplement is delivered or securities are sold on a later date.

You should rely only on the information contained in this prospectus, in the prospectus supplement and in any document incorporated by reference into this prospectus or in the prospectus supplement. We have not authorized any salesperson, dealer or other person to provide you with information different from that contained in this prospectus, in the prospectus supplement or in any document incorporated by reference into this prospectus, and you are not entitled to rely upon any such different information.

References in this prospectus to “SKK,” the “company,” “we,” “us” and “our” refer to SKK Holdings Limited and our subsidiaries.

For investors outside the United States: We have not done anything that would permit an offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements, and we anticipate that the related prospectus supplement will contain forward-looking statements. This annual report contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to:

●	our goals and strategies;

●	our business development, financial condition and results of operations;

●	our anticipated business activities and the expected impact of these actions on our results of operations and financial condition;

●	expected changes in our revenues and certain costs or expenses;

●	the demand for, and market acceptance of, our products and services;

●	changes in our relationships with its major customers;

●	political, regulatory or economic changes in Singapore that affect us, including inflation, labor laws and worker relations, changing governmental rules and regulations, and structural factors affected manufacturing operators in general; and

●	general economic and business conditions affecting our major customers.

You should read this prospectus and the documents incorporated herein by reference thoroughly and with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus, including the section titled “Risk Factors” on page 3, refer to factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE COMPANY

General

SKK Holdings Limited is a civil engineering service provider that specializes in subsurface utility works in Singapore and has participated in numerous public utility projects, including but not limited to power and telecommunication cable laying works, water pipeline works and sewer rehabilitation works. We were founded in 2013 by Mr. Sze Koon Kiat, our Chief Executive Officer, together with, among others, Mr. Ng Chun Seong, one of our Executive Directors and our Chief Operating Officer. Our Executive Officers, including Mr. Sze Koon Kiat, Mr. Ng Chun Seong, Mr. Wong Kok Leong and Mr. Tang Teck Shen, have over 30, 28, 20 and 17 years of experience in the field, respectively. As of March 31, 2026, we were equipped with a fleet of 15 HDD rigs, 22 excavators and 35 vehicles and a staff of over 179. We are one of the five major contractors in Singapore for horizontal directional drilling, or HDD works.

On May 1, 2026, the Company entered into an Asset Purchase Agreement with Rantizo, Inc. (“Rantizo”), a Delaware corporation, under which the Company will acquire (the “Asset Purchase”) substantially all of Rantizo’s drone-based technology assets used in agricultural spraying, seeding and monitoring for agriculture, forestry, emergency response and other commercial applications (the “Target Assets”). The Company will pay to Rantizo a purchase price consisting of $759,047 in cash and approximately $258.8 million of newly issued Class A ordinary shares (the “Consideration Shares”), the number of which will be based on the volume weighted average price of the Class A ordinary shares (“VWAP”) on each of the three trading days prior to the closing of the Asset Purchase (“Closing”). The Target Assets are being acquired at approximately $258.8 million valuation. The Company received an independent third-party valuation of the Target Assets from Newbridge Securities Corporation, and such third-party valuation was part of the Company’s internal process in valuing the Target Assets. The Company has agreed to register for resale the Consideration Shares pursuant to a registration rights agreement.

At Closing, Rantizo will have the right to nominate two directors to the Company’s board of directors, consisting of one executive director and one independent director. The Company has also agreed to grant at Closing to certain individuals in management a total number of Class A shares having an aggregate grant-date value of $12,000,000 based on the VWAP on each of the three trading days prior to Closing. Additionally, at or prior to Closing, Rantizo has agreed to consummate a $10,000,000 private placement of its common shares and to deposit such proceeds in escrow until Closing. At Closing, in consideration of payment to it of the $10,000,000 from escrow, the Company has agreed to issue to Rantizo an additional number of its Class A ordinary shares based on the VWAP on each of the three trading days prior to Closing.

The Closing is subject to shareholder approval, compliance with Nasdaq Rules, the effectiveness of applicable regulatory clearance and other customary conditions. The boards of directors of Rantizo and the Company each unanimously approved the Asset Purchase and related transactions.

Concurrently with entry into the Asset Purchase Agreement, Rantizo has also entered into a Securities Purchase Agreement as of May 1, 2026 (the “Securities Purchase Agreement”), under which Rantizo has agreed to purchase from certain shareholders of the Company their existing Class B ordinary shares of the Company for a total purchase price of $8,000,000. In connection with the Securities Purchase Agreement, the Company has agreed to register the resale of the Consideration Shares under the Securities Act pursuant to a Registration Rights Agreement dated as of May 1, 2026, which agreement sets forth customary registration rights.

Upon closing, SKK Holdings will operate a platform combining drone technology and commercial infrastructure across precision agriculture, forestry emergency response, and broader commercial end markets. The Company intends to pair the Acquired Assets with access to the U.S. public capital markets to accelerate commercialization, deepen customer relationships, and pursue follow-on opportunities as the unmanned aerial systems sector continues to consolidate around scaled operators.

The foregoing descriptions of the Asset Purchase Agreement, Securities Purchase Agreement and Registration Rights Agreement do not purport to be a complete description of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as exhibit hereto.

We were incorporated in the Cayman Islands as an exempted company on March 27, 2023. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands. Our principal executive office is at 27 First Lok Yang Road Singapore 629735. Our telephone number at this location is +65 6334 3831. Our principal website address is https://www.skkworks.com.sg. The information contained on or accessible through our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the related prospectus supplement, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F for the financial year ended December 31, 2025, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings with the SEC. You should also carefully consider any additional risks that are described in the prospectus supplement related to the offering of our securities. If one or more of these risks materializes, our business, financial condition and results of operations may be adversely affected. In that event, the value of our securities could decline.

The risks and uncertainties described below and in our subsequent reports filed with the SEC are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may offer Class A ordinary shares, debt securities, warrants to purchase Class A ordinary shares, rights to purchase securities and units consisting of a combination of any of these securities in one or more offerings up to a total offering amount of $250,000,000. The securities offered under this prospectus may be offered separately or together, and in amounts, at prices and on terms to be determined at the time of sale. Our Class A ordinary shares, warrants and units that we may offer are sometimes collectively referred to in this prospectus as the “securities.”

We were incorporated in the Cayman Islands as an exempted company on March 27, 2023. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands. Our principal executive office is at 27 First Lok Yang Road Singapore 629735. Our telephone number at this location is +65 6334 3831. Our principal website address is https://www.skkworks.com.sg. The information contained on or accessible through our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, as of December 31, 2025, our capitalization and indebtedness, which gives effect to a 10 to 1 share consolidation that was effected on March 30, 2026 that changed the par value from $0.00025 to $0.0025. You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the financial year ended December 31, 2025, which is incorporated by reference herein. You should read this table in conjunction with other sections of this prospectus (as supplemented or amended) and any documents that they incorporate by reference, including our consolidated financial statements and the related notes.

As of December 31, 2025
$’000

INDEBTEDNESS	8,927

EQUITY:
Class A ordinary shares, $0.0025 par value; authorized 190,000,000 shares; *789,739 shares issued and outstanding	2
Class B ordinary shares, $0.0025 par value; authorized 5,000,000 shares; *1,085,264 shares issued and outstanding	3
Preferred shares, $0.0025 par value; authorized 5,000,000 shares; no shares issued or outstanding	-
Additional paid in capital	9,365
Accumulated deficit	(2,332)
Accumulated other comprehensive income	202
Total shareholders’ equity	7,240

Total capitalization	16,167

* Reflects shares issued and outstanding after giving effect to a share consolidation on a 10 for 1 ratio that took effect on March 30, 2026.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

INTERESTS OF EXPERTS AND COUNSEL

No named expert of or counselor to us was employed on a contingent basis, or owns an amount of our ordinary shares (or shares of our subsidiaries) that is material to that person, or has a material, direct or indirect economic interest in us or that depends on the success of the offering.

MARKETS

Our Class A ordinary shares are traded on The NASDAQ Capital Market under the symbol “SKK.” On May 1, 2026, the last reported sale price of our Class A ordinary shares on The NASDAQ Capital Market was $1.7501 per share. As of May 1, 2026, there were 6 holders of record of our Class A ordinary shares. However, we believe that there are a significantly greater number of beneficial holders of our Class A ordinary shares held in “street name.”

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If we issue securities pursuant to this prospectus we may seek listing of the additional issued Class A ordinary shares, or Class A ordinary shares underlying the other securities that may be offered under this prospectus, or such other securities, themselves, on The NASDAQ Capital Market. Such determination will be made by our board of directors at the time of offering. There is no assurance that approval for any such listing would be granted.

OFFER AND LISTING

The offering price of the securities covered by this prospectus and the exercise price of our warrants, as the case may be, will be established by our board of directors at the time we make an offering pursuant to this prospectus. We will provide these specific terms of these securities, including the price and the type and amount of securities to be offered and sold, in a prospectus supplement.

Our Class A ordinary shares are traded on The NASDAQ Capital Market under the trading symbol “SKK.”

THE SECURITIES THAT WE MAY OFFER

We, directly or through underwriters, dealers or agents designated by us from time to time, may offer and sell, together or separately:

●	Class A ordinary shares, par value $0.0025 per share (as may be consolidated and subdivided from time to time);

●	debt securities;

●	warrants to purchase Class A ordinary shares; and

●	any combination of Class A ordinary shares and warrants as units.

We have summarized below the material terms of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the detailed terms of the securities offered by that supplement. If indicated in the prospectus supplement, the terms of the offered securities may differ from the terms summarized below.

DESCRIPTION OF ORDINARY SHARES

As of May 1, 2026, the number of shares the Company is authorized to issue consisted of $500,000 divided into 190,000,000 Class A ordinary shares of a nominal or par value of $0.0025 each, 5,000,000 Class B ordinary shares of a nominal or par value of $0.0025 each, and 5,000,000 preferred shares of a nominal or par value of $0.0025 each. As of May 1, 2026, there were 1,363,415 Class A ordinary shares and 1,085,264 Class B ordinary shares, outstanding, all of which were fully paid, and no Preferred Shares were outstanding. All of our authorized Preferred Shares are reserved for issuance under a Rights Agreement. Our outstanding share capital is further described under “Shares” beginning on page 20 of this prospectus. The following is a summary of the material provisions of our Class A ordinary shares. The applicable prospectus supplement will describe, to the extent applicable:

●	the number of Class A ordinary shares we are offering;

●	the purchase price per share;

●	whether the Class A ordinary shares are or may be materially limited or qualified by the rights evidenced by any other class of securities or by the provisions of any contract or other document; and

●	any other material terms of the offering.

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Memorandum and Articles of Association

Our Second Amended and Restated Memorandum and Articles of Association (“Amended and Restated Memorandum and Articles of Association”) authorize registered shares only, and no bearer shares are being offered hereby. Our Amended and Restated Memorandum and Articles of Association provide that our ordinary shares may be transferred subject to the compliance, to the extent applicable, with the securities laws of the United States, the states thereof or any other jurisdiction. Additional restrictions on the free transferability of the ordinary shares, if any, will be described in the applicable prospectus supplement.

Ordinary shares

Holders of our Class A ordinary shares are entitled to one (1) vote for each whole share on all matters to be voted upon by members, including the election of directors. Holders of our Class B ordinary shares are entitled to 100 votes for each whole share on all matters to be voted upon by members, including the election of directors. Holders of our ordinary shares do not have cumulative voting rights in the election of directors. All of our ordinary shares rank equally with one another with respect to liquidation and dividend rights. Holders of our ordinary shares are entitled to receive dividends if and when declared by our board of directors out of profits. In the event of our liquidation, all assets available for distribution to the holders of our ordinary shares are distributable among them according to their respective holdings. Holders of our ordinary shares have no preemptive rights to subscribe for any additional, unissued ordinary shares.

Our authorized and unissued ordinary shares are at the disposal of our board of directors, who may offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as our board of directors may determine, without additional shareholder approval.

Subject to the requirements of our Amended and Restated Memorandum and Articles of Association, we may purchase, redeem or otherwise acquire and hold our own shares provided that our directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts.

Further information regarding our Amended and Restated Memorandum and Articles of Association, which govern the rights of the holders of our ordinary shares, is included as an exhibit to our Form 20-F for the financial year ended December 31, 2025, which was filed with the SEC on April 10, 2026, and which is incorporated by reference into this prospectus.

Listing

Our Class A ordinary shares are listed on The NASDAQ Capital Market under the symbol “SKK.”

Transfer Agent

The transfer agent for our Class A ordinary shares is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598; telephone: 212-828-8436, toll-free: 855-9VSTOCK; facsimile: 646-536-3179.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities mean the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a new senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are sometimes referred to in this prospectus as the indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

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The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the ability to issue additional debt securities of the same series;

●	the price or prices at which we will sell the debt securities;

●	the maturity date or dates of the debt securities on which principal will be payable;

●	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more

●	currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

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●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

●	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

●	any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

●	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our ordinary shares or other securities or property;

●	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

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●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depository for global or certificated debt securities;

●	any special tax implications of the debt securities;

●	any Cayman Islands tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

●	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

●	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable indenture if other than the entire principal amount; and

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

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Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

Unless otherwise specified in the applicable prospectus supplement, under the subordinated indenture, “senior indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

●	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

●	all of our capital lease obligations or attributable debt (as defined in the indentures) in respect of sale and leaseback transactions;

●	all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

●	all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

●	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

●	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, senior indebtedness does not include:

●	any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

●	any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

●	any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor,

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●	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

●	any obligations with respect to any share capital;

●	any indebtedness incurred in violation of the indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer’s certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and

●	any of our indebtedness in respect of the subordinated debt securities.

Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

●	we default for 30 consecutive days in the payment when due of interest on the debt securities;

●	we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

●	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

●	certain events of bankruptcy, insolvency or reorganization of the SKK Holdings Ltd.; or

●	any other event of default provided with respect to securities of that series.

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In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “events of default” under the indentures with respect to each series of debt securities:

●	we default for 30 consecutive days in the payment when due of interest on the debt securities;

●	we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

●	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

●	certain events of bankruptcy, insolvency or reorganization of SKK Holdings Limited.; or

●	any other event of default provided with respect to securities of that series.

Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

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The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series. We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except in all cases as otherwise provided in the relevant indenture) (“legal defeasance”) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer’s certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

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We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

●	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

●	reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

●	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

●	waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

●	make any debt security payable in money other than that stated in the debt securities;

●	make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

●	waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);

●	except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

●	make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

●	make any change in the preceding amendment and waiver provisions.

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The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two (2) years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

●	we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

●	we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

●	there has occurred and is continuing a default or event of default with respect to the debt securities.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our ordinary shares or other securities to be received by the holders of such series of debt securities to be adjusted. Any such conversion or exchange will comply with applicable Cayman Islands law and our Articles of Association.

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DESCRIPTION OF RIGHTS

We may issue rights to purchase ordinary shares, preferred shares, debt securities or warrants that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the securityholders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate number of shares of ordinary shares, preferred shares, or aggregate principal amount of debt securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	applicable tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of ordinary shares, preferred shares, debt securities or warrants at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may offer and issue warrants to purchase our Class A ordinary shares. The warrants may be issued independently or as a part of units consisting of Class A ordinary shares or warrants to purchase additional Class A ordinary shares. If the warrants are issued pursuant to warrant agreements, we will so specify in the prospectus supplement relating to the warrants being offered pursuant to the prospectus supplement.

The following description will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms. The forms of any warrant certificate or warrant agreement evidencing the warrants that we are offering will be filed with the SEC and incorporated by reference into this prospectus before the issuance of the related warrants, and you should carefully review such document.

The prospectus supplement will describe the following terms of warrants to purchase our Class A ordinary shares, to the extent applicable:

●	the title of the warrants;

●	the Class A ordinary shares for which the warrants are exercisable;

●	the price at which the warrants will be issued and the exercise price of the warrants;

●	the aggregate number of warrants offered;

●	the number of Class A ordinary shares that may be purchased upon the exercise of each warrant;

●	whether the warrants are being offered separately or as a part of units consisting of Class A ordinary shares or warrants to purchase additional Class A ordinary shares;

●	the terms of any right by us to redeem the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which this right will expire;

●	the procedures for exercising the warrants;

●	the terms on which the warrants may be amended;

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●	the terms of any adjustments in the warrant exercise price and the number of Class A ordinary shares purchasable upon the exercise of each warrant to be made in certain events, including the issuance of a share dividend to holders of Class A ordinary shares or a share split, reverse share split, consolidation, subdivision or reclassification of Class A ordinary shares;

●	the effect on the warrants of our merger or consolidation with another entity or our sale of all or substantially all of our assets;

●	the maximum or minimum number of warrants which may be exercised at any time; and

●	the material United States federal income tax consequences applicable to the warrants and their exercise.

Holders of warrants to purchase Class A ordinary shares will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void. Upon our receipt of the exercise price of the warrants upon the due exercise of the warrants, we will, as soon as practicable, forward the securities purchasable upon exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

We may offer and issue units that consist of Class A ordinary shares or warrants to purchase additional Class A ordinary shares. For example, we may elect to issue units for a specified price per unit, with each unit consisting of one (1) Class A ordinary share or a specific principal amount of our debt securities and one (1) warrant to purchase an additional Class A ordinary share or principal amount of our debt securities at a specified price. The holder of a unit will also hold each of the securities that is included in the unit.

We have provided in the preceding sections of this prospectus a general description of our Class A ordinary shares, debt securities and warrants that we may offer. If we elect to offer units, we will describe the specific terms of the units in a supplement to this prospectus. Among other things, the prospectus supplement will describe, to the extent applicable:

●	the price of each unit;

●	the securities comprising each unit;

●	the exercise price of the warrants comprising part of the units;

●	the aggregate number of units offered;

●	the number of Class A ordinary shares that may be purchased upon the exercise of each warrant comprising part of a unit;

●	the terms of any right by us to redeem any of the securities comprising the units;

●	the date on which the right to exercise the warrants forming part of the units will commence and the date on which this right will expire;

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●	any transfer restrictions on the units, including whether the securities comprising the units may be transferred separately;

●	the terms on which the units or warrants forming part of the units may be amended;

●	with respect to warrants forming part of the units, the other matters listed above under “Description of Warrants”; and

●	the material United States federal income tax consequences applicable to the units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

●	through agents to the public or to investors;

●	to one or more underwriters or dealers for resale to the public or to investors;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to investors; or

●	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of an offering of our securities, including:

●	the name or names of any agents or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price; and

●	any discounts or concessions allowed or reallowed or paid to dealers.

We may distribute the securities from time to time in one or more transactions;

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

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We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. We, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of securities. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a “best efforts” basis and a dealer will purchase securities as a principal, and may then resell the Class A ordinary shares at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we will pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to reimburse these persons for certain expenses. We may grant underwriters who participate in the distribution of securities we are offering under this prospectus an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Any underwriters who are qualified market makers on The NASDAQ Capital Market may engage in passive market making transactions in the securities on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

DILUTION

The specific transaction or terms upon which securities covered by this prospectus may be issued is not known at this time. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering. In the event that there is substantial disparity between the public offering price of the securities to be issued and the effective cost to directors or senior management or affiliated persons of equity securities acquired by them during the last five (5) years, or which they have the right to acquire, a comparison of the public contribution in the proposed public offering and the effective cash contributions of such persons, as well as the amount and percentage of immediate dilution resulting from the offering, will be contained in the prospectus supplement. We will also disclose the amount and percentage of immediate dilution resulting from the offering, computed as the difference between the offering price per share and the net book value per share for the equivalent class of security, as of the most recent balance sheet date.

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EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses payable by us in connection with the registration of the securities being registered hereunder, other than any underwriting discounts and being offered commissions and reimbursable expenses payable by us. All of the amounts shown are estimates, except for the SEC Registration Fee.

Description	Amount
SEC Registration Fee	$34,525
Legal Fees and Expenses	$50,000
FINRA fee	$-
Accounting Fees and Expenses	$50,000
Printing and Filing Expenses	$10,000
Transfer Agent and Registrar	$10,000
Miscellaneous	$30,000
TOTAL	$184,525

* Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the Company anticipates it will incur in connection with the offering of securities under the registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

SHARES

As of May 1, 2026, the number of shares the Company is authorized to issue consists of $500,000 divided into 190,000,000 Class A ordinary shares of a nominal or par value of $0.0025 each, 5,000,000 Class B ordinary shares of a nominal or par value of $0.0025 each, and 5,000,000 preferred shares of a nominal or par value of $0.0025 each. As of May 1, 2026, there were 1,363,415 Class A ordinary shares and 1,085,264 Class B ordinary shares outstanding, all of which were fully paid, and no preferred shares were outstanding.

Other than as disclosed elsewhere in this prospectus or in our Annual Report on Form 20-F for the financial year ended December 31, 2025, there have been no events in the last three (3) years, which have changed the amount, the number of classes, or voting rights, of our issued shares.

ADDITIONAL INFORMATION

Information required by Items 10.B through 10.I of Form 20-F is included in our Annual Report on Form 20-F for the financial year ended December 31, 2025, which is incorporated by reference into this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the validity and enforceability of the issuance of the securities pursuant to this prospectus have been passed upon for us by Conyers Dill & Pearman, Cayman Islands, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F for the financial year ended December 31, 2025, have been audited by W.W.C., PC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

20

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov that contains reports, registration statements, and other information regarding issuers such as us that file electronically with the SEC. Also, using our website, http://www.skkworks.com.sg, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our Annual Reports on Form 20-F and our reports on Form 6-K, and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is at 27 First Lok Yang Road, Singapore 629735, phone number +65 6334 3831.

We have filed with the SEC a registration statement under the Securities Act of which this prospectus is a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

●	our Annual Report on Form 20-F for the financial year ended December 31, 2025 filed on April 10, 2026;

●	our Reports on Form 6-K furnished on October 14, 2025, October 17, 2025, October 31, 2025, November 11, 2025, December 23, 2025, April 1, 2026, April 2, 2026, April 20, 2026 and May 4, 2026; and

●	the description of our Class A ordinary shares contained in our Registration Statement on Form 8-A filed on October 7, 2024, and any amendment or report subsequently filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to 27 First Lok Yang Road, Singapore 629735, Attn: Secretary, telephone: +65 6334 3831.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

21

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being an exempted Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. The Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and Cayman Islands companies may not have standing to sue before the federal courts of the United States.

It may be difficult for investors in our securities to effect service of process within the United States upon us or to enforce against our company judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws because all of our assets and all of our officers and directors are located outside the United States. Furthermore, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States because we have no assets in the United States.

Although we have assets in Singapore, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in either the U.S. or Singapore. Courts in Singapore may refuse to enforce a U.S. judgment or may refuse to hear a claim based on a violation of U.S. securities laws. In addition, even if a Singapore court were to agree to hear a claim, it may determine that Singapore law, and not U.S. law, is applicable to the claim. There is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Moreover, we have no assets in the Cayman Islands that may be used to satisfy a judgment rendered by a court located there.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

22

CLASS ORDINARY SHARES

PREFERRED SECURITIES

DEBT SECURITIES

RIGHTS

WARRANTS

UNITS

SKK HOLDINGS LIMITED

PROSPECTUS

MAY 4, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of the Company’s business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default or fraud.

Our Amended and Restated Memorandum and Articles of Association permit, to the fullest extent permissible under Cayman Islands law, indemnification of our Directors and Executive Officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as Directors or Executive Officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We have entered into indemnification agreements with each of our Directors and Executive Officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Executive Officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS.

The following exhibits are filed with this registration statement or are incorporated herein by reference.

Exhibit Number	Document Description
1.1	Amended and Restated Memorandum and Articles of Association, as amended, of SKK Holdings Limited, as amended (incorporated by reference to Exhibit 1.1 to registrant’s Form 20-F filed on April 10, 2026)*
4.1	Form of Warrant Agreement, including form of Warrant**
4.2	Form of Unit Agreement**
5.1	Opinion of Conyers Dill & Pearman*
10.1	Asset Purchase Agreement dated May 1, 2026 between SKK Holdings Limited as the Buyer and Rantizo Inc. as the Seller
10.2	Securities Purchase Agreement dated May 1, 2026 between Rantizo Inc. and certain shareholders of SKK Holdings Limited
10.3	Form of Registration Rights Agreement dated May 1, 2026 between SKK Holdings Limited and certain Shareholders (Exhibit E to the Asset Purchase Agreement in Exhibit 10.1 hereto)
23.2	Consent of W.W.C., PC*
23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*
24.1	Power of Attorney (included in Part II of this Registration Statement)*
101	Financial information from registrant for the Financial Year ended December 31, 2025 formatted in eXtensible Business Reporting Language (XBRL)*:

(i) Consolidated Balance Sheets as of December 31, 2025 and 2024;
(ii) Consolidated Statements of Operations for the Financial Years ended December 31, 2025, 2024 and 2023;
(iii) Consolidated Statements of Changes in Equity and Comprehensive Income (Loss) for the Financial Years ended December 31, 2025, 2024 and 2023;
(iv) Consolidated Statements of Cash Flows for the Financial Years ended December 31, 2025, 2024 and 2023;
(v) Notes to the Consolidated Financial Statements; and

107	Filing Fee Table*

*	Filed with this registration statement.
**	To be filed, if applicable, subsequent to the effectiveness of this registration statement (1) by an amendment to this registration statement or (2) as an exhibit to a Report on Form 6-K and incorporated herein by reference.

II-1

ITEM 10. UNDERTAKINGS.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

II-2

(6) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10) If offering debt securities, to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on the day of May 4, 2026.

SKK HOLDINGS LIMITED

By	/s/ Koon Kiat Sze
Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Koon Kiat Sze as his true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-3, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same and all prospectus supplements, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed below by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Sze Koon Kiat	Chief Executive Officer (Principal Executive Officer)	May 4, 2026

/s/ Koay Phaik Shya	Financial Controller (Principal Financial and Accounting Officer)	May 4, 2026

/s/ Liao Xiaoyan	Chairman of the board of directors and Director	May 4, 2026

/s/ Ng Chun Seong	Director	May 4, 2026

/s/ Chan Chin Hoong	Director	May 4, 2026

/s/ Cheong Chung Keong	Director	May 4, 2026

/s/ Lum Kian San	Director	May 4, 2026

II-4

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, NY, United States of America on May 4, 2026.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President of behalf of Cogency Global, Inc.

II-5

INDEX TO SKK HOLDINGS LIMITED AND SUBSIDIARIES AUDITED CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
SKK Holdings Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SKK Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2024 and 2025, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows in each of the financial years for the three-year period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2025, and the results of its operations and its cash flows in each of the financial years for the three-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of our management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

We have served as the Company’s auditor since 2025.

San Mateo, California

April 10, 2026

F-2

SKK HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Currency expressed in United States Dollars (“US$”))

	As of December 31,
	2025	2024
	$’000	$’000
ASSETS
Current assets:
Cash and cash equivalents	732	2,931
Restricted cash	81	76
Accounts receivable, net	2,458	1,881
Inventories	45	43
Contract assets	6,697	4,974
Deposits, prepayments and other receivables	1,243	890

Total current assets	11,256	10,795

Non-current assets:
Property and equipment, net	19,845	14,625
Right-of-use assets, net	542	601
Intangible assets	-	1

Total non-current assets	20,387	15,227

TOTAL ASSETS	31,643	26,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	4,922	3,714
Amounts due to related parties	6,995	5,991
Bank borrowings	1,955	2,558
Contract liabilities	442	303
Finance lease liabilities	647	715
Operating lease liabilities	88	79
Income tax payable	140	252

Total current liabilities	15,189	13,612

Long-term liabilities:
Bank borrowings	6,972	3,452
Finance lease liabilities	1,750	1,096
Operating lease liabilities	492	548
Deferred tax liabilities	-	32

Total long-term liabilities	9,214	5,128

TOTAL LIABILITIES	24,403	18,740

Shareholders’ equity
Ordinary share, par value US$0.00025, 2,000,000,000 shares authorized, 18,750,000 ordinary shares issued and outstanding, 15,625,000 ordinary shares issued and outstanding as of December 31, 2025 and 2024, respectively	5	4
Additional paid-in capital	9,365	6,967
Accumulated other comprehensive income (loss)	202	(277)
(Accumulated losses) Retained earnings	(2,332)	588

Total shareholders’ equity	7,240	7,282

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	31,643	26,022

See accompanying notes to consolidated financial statements.

F-3

SKK HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Currency expressed in United States Dollars (“US$”))

	Financial Years Ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Revenue, net	12,949	11,108	9,663

Cost of revenue	(9,695)	(7,087)	(6,914)

Gross profit	3,254	4,021	2,749

Selling and distribution expenses	(236)	(245)	(242)
General and administrative expenses	(3,153)	(3,264)	(2,182)
Stock-based compensation	(2,399)	-	-

	(5,788)	(3,509)	(2,424)

(Loss) Profit from operations	(2,534)	512	325

Other (expense) income:
Interest income	10	1	6
Interest expense	(481)	(334)	(221)
Gain from disposal of property and equipment	119	59	88
Write off of property and equipment	(190)	-	-
Government grant	50	10	27
(Loss) Gain in foreign exchange, net	(116)	66	-
Other income	326	229	101

Total other (expense) income, net	(282)	31	1

(Loss) Income before income taxes	(2,816)	543	326

Income tax expense	(104)	(161)	(128)

NET (LOSS) INCOME	(2,920)	382	198

Other comprehensive loss:
Foreign currency translation adjustment	479	(287)	43

COMPREHENSIVE (LOSS) INCOME	(2,441)	95	241

Net (loss) income per share
Basic and Diluted	(0.16)	0.02	0.01

Weighted average number of ordinary shares outstanding
Basic and Diluted (’000)	18,750	15,625	13,875

See accompanying notes to consolidated financial statements.

F-4

SKK HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Ordinary Shares*		Additional	Accumulated other		Total
	No. of shares	Amount	paid-in capital	comprehensive income (loss)	Retained earnings	shareholders’ equity
	’000	$’000	$’000	$’000	$’000	$’000

Balance as of January 1, 2023	13,875	3	1,834	(33)	8	1,812

Foreign currency translation adjustment	-	-	-	43	-	43
Net income for the financial year	-	-	-	-	198	198

Balance as of December 31, 2023	13,875	3	1,834	10	206	2,053

Foreign currency translation adjustment	-	-	-	(287)	-	(287)
Net income for the financial year	-	-	-	-	382	382
Issuance of new shares	1,750	1	5,133	-	-	5,134

Balance as of December 31, 2024	15,625	4	6,967	(277)	588	7,282

Foreign currency translation adjustment	-	-	-	479	-	479
Net income for the financial year					(2,920)	(2,920)
Shares issued as stock-based compensations	3,125	1	2,398	-	-	2,399

Balance as of December 31, 2025	18,750	5	9,365	202	(2,332)	7,240

See accompanying notes to consolidated financial statements.

F-5

SKK HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Currency expressed in United States Dollars (“US$”))

	Financial Years Ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Cash flows from operating activities:
Net (loss) income	(2,920)	382	198
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	1,493	1,373	1,208
Amortization of right-of-use assets	91	89	91
Amortization of intangible assets	1	13	3
Gain on disposal of property and equipment	(119)	(59)	(88)
Write off of property and equipment	190	-	-
Unrealized gain on foreign exchange, net	(408)	-	-
Stock-based compensation	2,399	-	-

Change in operating assets and liabilities:
Accounts receivable	(930)	47	(2,175)
Inventories	(1)	2	16
Accounts payable and accrued liabilities	1,208	2,063	979
Contract assets	(1,408)	(1,040)	268
Contract liabilities	119	303	-
Repayment of operating lease liabilities	(82)	-	-
Income tax payable	(145)	157	(306)

Net cash (used in) provided by operating activities	(512)	3,330	194

Cash flows from investing activities:
Purchase of property and equipment	(5,136)	(7,814)	(3,042)
Proceeds from disposal of property and equipment	684	184	703
(Withdrawal) Addition of fixed deposits	(5)	80	(5)

Net cash used in investing activities	(4,457)	(7,550)	(2,344)

Cash flows from financing activities:
Proceeds from bank borrowings	3,064	3,451	2,572
Repayment of bank borrowings	(543)	(2,343)	(1,468)
Addition of finance lease liabilities	-	-	692
Repayment of finance lease liabilities	(927)	(361)	(580)
Proceeds from the issuance of new shares	-	5,133	-
Amounts due to related parties	699	1,337	-
Dividend paid to shareholders	-	-	(205)

Net cash provided by financing activities	2,293	7,217	1,011

Effect on exchange rate change on cash and cash equivalents	477	(255)	53

Net change in cash and cash equivalents and restricted cash	(2,199)	2,742	(1,086)

BEGINNING OF FINANCIAL YEAR	2,931	189	1,275

END OF FINANCIAL YEAR	732	2,931	189
Add: Fixed deposits with maturities over 3 months	81	76	161
TOTAL CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	813	3,007	350

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	(261)	(1)	(438)
Cash paid for interest	(481)	(334)	(221)

NON-CASH TRANSACTIONS OF INVESTING ACTIVITIES
Unwinding of interests for lease liabilities	32	36	36

NON-CASH TRANSACTIONS OF FINANCING ACTIVITIES
Right-of-use assets obtained in exchange for finance lease liabilities	1,401	1,647	679

See accompanying notes to consolidated financial statements.

F-6

NOTE－1 BUSINESS OVERVIEW

SKK Holdings Limited (“SKK Holdings” or the “Company” or the “Group”) was incorporated in the Cayman Islands on March 27, 2023 under the Companies Act as an exempted company with limited liability. On incorporation, the Company’s authorized share capital was $500,000 divided into 500,000,000 Ordinary Shares, par value $0.001 each. On January 8, 2024, the Company’s shareholders passed resolutions to effect a 1:4 share sub-division (a “forward stock split”) and to change the Company’s authorized share capital to $500,000 divided into 2,000,000,000 ordinary shares, of a par value of $0.00025 each.

SKK Holdings, through its subsidiaries, is mainly engaged as a civil engineering service provider that specializes in subsurface utility works in Singapore. We have over 10 years of experience in providing civil engineering services to our customers in Singapore in numerous public utility projects, including but not limited to electrical and telecommunication cable laying works, water pipeline works and sewer rehabilitation works.

Description of subsidiaries incorporated and controlled by the Company

Name	Background	Effective ownership

SKK Group Limited (“SKK Group”)	● British Virgin Islands company ● Incorporated on April 19, 2023 ● Issued and outstanding 1 ordinary share for US$1 ● Investment holding ● Provision of investment holding	100% owned by SKK Holdings

SKK Works Pte Ltd (“SKK Works”)	● Singaporean company ● Incorporated on October 16, 2013 ● Issued and outstanding 8,698,800 ordinary shares for S$8,698,800 ● Construction installation NEC	100% owned by SKK Group

SKK Works M&E Pte Ltd (“SKK M&E”)	● Singaporean company ● Incorporated on March 1, 2018 ● Issued and outstanding 100,000 ordinary shares for S$100,000 ● General contractors and civil engineering	100% owned by SKK Works

Reorganization

Since 2023, the Company completed several transactions for the purposes of a group reorganization, as below:-

On February 28, 2023, Ms. Liao and Mr. Ng (initial shareholders) and Ace Champion entered into the Acquisition Agreement, pursuant to which Ace Champion acquired 4.95% shareholding interest of SKK Group (representing approximately 120,285 shares in SKK Group) from Ms. Liao.

On February 23, 2023, Ms. Liao and Mr. Ng (initial shareholders) and Falcon Summit entered into the Acquisition Agreement, pursuant to which Falcon Summit acquired 4.95% shareholding interest of SKK Group (representing approximately 120,285 shares in SKK Group) from Ms. Liao and Mr. Ng.

F-7

SKK Holdings was incorporated in the Cayman Islands with limited liability on March 27, 2023 and the initial 1 share (“Initial Share”) was transferred to Ms. Liao on the same date. The initial authorized share capital of SKK Holdings was 500,000,000 Shares of a par value of $0.001 each. On December 21, 2023, Ms. Liao, Mr. Ng, Mr. Tang, Ease Joy, and Novel Challenge agreed to subscribe for 1,457,541 Shares; 413,558 Shares; 121,500 Shares; 218,700 Shares and 218,700 Shares respectively for cash at par, representing approximately 59.98%, 17.02%, 5.00%, 9.00% and 9.00% of the issued share capital of the SKK Holdings respectively.

On the assumption the Election is made, Ms. Liao transferred 240,570 Shares in SKK Holdings (representing approximately 4.95% of the issued share capital of SKK Holdings) to Ace Champion in lieu of transferring shares in SKK Works to Ace Champion and Ms. Liao and Mr. Ng transferred 134,720 Shares and 105,850 Shares in SKK Holdings (representing in aggregate approximately 4.95% of the issued share capital of SKK Holdings) respectively to Falcon Summit in lieu of transferring shares in SKK Works to Falcon Summit). Following such transfer, SKK Holdings is held as to 1,082,252 Shares; 307,708 Shares; 121,500 Shares; 240,570 Shares; 240,570 Shares; 218,700 Shares and 218,700 Shares by Ms. Liao, Mr. Ng, Mr. Tang, Ace Champion, Falcon Summit, Ease Joy and Novel Challenge respectively representing approximately 44.54%, 12.66%, 5.00%, 9.90%, 9.90%, 9.00% and 9.00% respectively.

Mr. Ng, Ms. Liao, Mr. Tang and the Company entered into a reorganization agreement, pursuant to which Mr. Ng, Ms. Liao and Mr. Tang had on January 26, 2024 transferred their respective shares in the capital of SKK Works, representing in aggregate 100.0% of the issued share capital of SKK Works, to the Company’s nominee, SKK Group. In consideration thereof, the Company had allotted and issued 1,798,200 Shares, 510,300 Shares and 121,500 Shares of the Company to Ms. Liao, Mr. Ng and Mr. Tang respectively, in accordance with and subject to the terms of the reorganization agreement.

Upon completion of the reorganization exercise, SKK Works is a wholly-owned subsidiary of SKK Group, which is in turn a wholly-owned subsidiary of the Company. Consequently, SKK M&E, being a wholly-owned subsidiary of SKK Works, also became an indirect wholly-owned subsidiary of the Company. The Company is held by Ms. Liao, Mr. Ng, Mr. Tang, Ace Champion, Falcon Summit, Ease Joy and Novel Challenge as to 2,880,452 Shares; 818,008 Shares; 243,000 Shares; 240,570 Shares; 240,570 Shares; 218,700 Shares and 218,700 Shares respectively, representing approximately 59.27%, 16.83%, 5.00%, 4.95%, 4.95%, 4.50% and 4.50% of the issued share capital of the Company, respectively.

During the financial years presented in these consolidated financial statements, the control of the entities has remained under the control of Ms. Liao, Mr. Ng, and Mr. Tang. Accordingly, the combination has been treated as a corporate restructuring (“Reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

●	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

F-8

●	Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the financial years presented. Significant accounting estimates in the period include the revenue recognition from contracts using the input method, the allowance for expected credit loss on receivables, assumptions used in assessing right of use assets, impairment of long-lived assets, deferred tax valuation allowance and stock-based compensation.

●	Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Foreign Currency Translation and Transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is United States Dollar (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and its subsidiaries are operating in Singapore, and maintain their books and records in their local currency, Singapore Dollars (“S$”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, Translation of Financial Statement, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the financial year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in shareholders’ equity.

Translation of amounts from S$ into US$ has been made at the following exchange rates for the financial years ended December 31, 2025, 2024 and 2023:

	December 31, 2025	December 31, 2024	December 31, 2023

Year-end SGD:US$ exchange rate	1.2842	1.3581	1.3181
Annual average SGD:US$ exchange rate	1.3120	1.3342	1.3434

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

●	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. Cash equivalents consist of highly liquid investments that are readily convertible to cash and that mature within three (3) months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. The Company maintains most of its bank accounts in Singapore.

F-9

●	Restricted Cash

Restricted cash represents fixed deposits that are pledged as security for banking facilities and those with original maturities of three months or more, including guarantees and other credit arrangements. These balances are subject to contractual restrictions and are not available for general use by the Company.

●	Accounts Receivable, net

Accounts receivables, net includes amounts billed under the contract terms. Depending on the established process between each individual client and the Company, payment terms are set forth in either the purchase orders, the Letter of Award (LOA), or the contract; the typical payment terms require settlement between 60 and 90 days after the work has been certified. The contract receivable amounts are stated at their net realizable value. The Company maintains the expected credit loss to provide for the estimated number of receivables that will not be collected. The Company considers several factors in its estimate of the allowance, including knowledge of a client’s financial condition, its historical collection experience, the age of the accounts receivable balances, current economic conditions, and reasonable and supportable forward-looking information, including macroeconomic factors such as expected changes in economic growth, industry conditions, and customer-specific risk profiles. In applying the foregoing accounting policy for receivables, management regularly assesses gross outstanding receivables and the related allowance for credit losses by first considering certain qualitative factors, such as seeing how much is owed by the client, whether the balance is overdue or delinquent. In the event that the balance is overdue, management will conduct a root cause analysis to determine why it is overdue. Potential causes may dispute regarding the amount due because of agreed upon deliverables or product quality (amounts that are carried in contracts receivable should not be subject to dispute over quality or amount because all such amounts accounted for as contract receivable are only accrued if they are reasonably expected to be collected). Further in the management’s assessment is consideration if the client is still an ongoing client, which means that he is either regularly making payment in entirety or material partial payments against his balance, or the Company is still performing working on a project and that clients has historically made payment(s); management typically considers these type of clients and their related receivables as collectable and in good standing. Management also incorporates forward-looking adjustments to historical loss rates, where applicable, to reflect expected changes in economic conditions that may impact the collectability of receivables over their remaining life. These adjustments require judgment and are based on available information at the reporting date.

●	Contract assets

Projects with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on consolidated balance sheets as “Contract assets”. Contract retentions, included in contract assets, represent amounts withheld by clients, in accordance with underlying contract terms, until certain conditions are met or the project is completed. Provisions for estimated losses of contract assets on uncompleted contracts are made in the period in which such losses are determined.

Contract assets are classified as current assets as the Company has an unconditional right to bill and expects to realize these balances within one year. The Company does not have any contract assets with billing terms extending beyond one year.

●	Expected credit loss

ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requires entities to use a current lifetime expected credit loss methodology to measure impairments of certain financial assets. Using this methodology will result in earlier recognition of losses than under the current incurred loss approach, which requires waiting to recognize a loss until it is probable of having been incurred. There are other provisions within the standard that affect how impairments of other financial assets may be recorded and presented, and that expand disclosures.

●	Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined by the average cost method. The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

F-10

●	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Computer and software	3 years
Furniture and fittings	5 years
Leasehold property	Shorter of the lease term or estimated useful life
Machinery and equipment	1 – 10 years
Motor vehicles	10 years
Tool and equipment	3 – 10 years
Office equipment	3 – 5 years
Renovation	Shorter of the lease term or estimated useful life

Expenditure for repairs and maintenance is expensed as incurred. When assets have been retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

Property and equipment that are purchased or constructed which require a period of time before the property and equipment are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these property and equipment are ready for their intended use.

●	Contract liabilities

Contract liabilities on uncompleted contracts represent the amounts of cash collected from clients, billings to clients on contracts in advance of work performed and revenue recognized and provisions for losses. The majority of these amounts are expected to be earned within 12 months and are classified as current liabilities.

●	Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as property and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

●	Revenue Recognition

As discussed in Note 1, the Company provides civil engineering services to clients in numerous public utility projects, including but not limited to electrical and telecommunication cable laying works, water pipeline works and sewer rehabilitation works. The Company enters into agreements with clients that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as goods and services transfer to the clients. It is customary practice for the Company to have written agreements with its clients and revenue on oral or implied arrangements is generally not recognized.

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five (5) steps are applied to achieve that core principle:

1.	Identify the contract(s) with a client;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations in the contract; and
5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

F-11

Revenue from contracts

The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have the agreements with its customers in writing. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Projects with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on the Company’s consolidated balance sheets as “Contract assets”. Contract retentions, included in contract assets, represent amounts withheld by clients, in accordance with underlying contract terms, until certain conditions are met or the project is completed.

The contracts which the Company enters into with the clients are fixed price and provide for milestone billings based upon the attainment of specific project objectives to ensure the Company meets its contractual requirements. Additionally, contracts may include retentions or holdbacks paid at the end of a project to ensure that Company meets the contract requirements. The Company does not assess whether a contract contains a significant financing component if the Company expects, at contract inception, that the period between payment by the customers and the transfer of promised services to the customers will be less than one year.

Since the Company has concluded that the promises to be delivered on the contract would be one single performance obligation, no allocation of the transaction price is required and expected. As a civil engineering service provider, the Company recognizes revenue based on the Company’s effort or inputs to the satisfaction of a performance obligation over time as work progresses because of the continuous transfer of control to the customer and the Company’s right to bill the customer as costs are incurred.

The Company’s contract with the customer has payment terms specified based upon certain conditions completed. The Company will submit a progress claim to the customer when the stage of the project is completed, and after the Company receives the certificate from the customer, the Company will issue a tax invoice to the customer. The final tax invoice is generally issued after the project completion and agreed by the customer and the Company. As the Company’s customers are required to pay the Company at different billing stages over the contract period, as such, the Company believes the progress payments limit the Company’s exposure to credit risk and that the Company would be able to collect substantially all of the consideration gradually at different stages. The timing of the satisfaction of the Company’s performance obligations is based upon the cost-to-cost measure of progress method, which is generally different than the timing of unconditional right of payment, and is based upon certain conditions completed as specified in the contract. The timing between the satisfaction of the Company’s performance obligations and the unconditional right of payment would contribute to contract assets and contract liabilities.

The Company uses the ratio of actual costs incurred to total estimated costs since costs incurred (an input method) represent a reasonable measure of progress towards the satisfaction of a performance obligation in order to estimate the portion of revenue earned. This method faithfully depicts the transfer of value to the customer when the Company is satisfying a performance obligation that entails a number of interrelated tasks or activities for a combined output that requires the Company to coordinate the work of employees and subcontractors. Contract costs typically include direct labor, subcontract and consultant costs, materials and indirect costs related to contract performance. Changes in estimated costs to complete these obligations result in adjustments to revenue on a cumulative catch-up basis, which causes the effect of revised estimates to be recognized in the current period. Changes in estimates can routinely occur over the contract term for a variety of reasons including, changes in scope, unanticipated costs, delays or favorable or unfavorable progress than original expectations. When the outcome of the contract cannot be reasonably measured, revenue is recognized only to the extent of contract costs incurred that are expected to be recovered.

When the current estimates of the total amount of consideration expected to be received in exchange for transferring promised goods or services to the customer, and contract cost indicate a loss, a provision for the entire loss on the contract is made as soon as the loss becomes evident. An adjustment is also made to reflect the effects of the customer’s credit risk. The loss on a contract is reported as an additional contract cost (an operating expense), and not as a reduction of revenue or a non-operating expense.

F-12

The Company’s contracts may contain variable consideration in the form of unpriced or pending change orders or claims that either increase or decrease the contract price. Variable consideration is generally estimated using the expected value method but may from time to time be estimated using the most likely amount method depending on the circumstance. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are based upon historical experience and known trends.

The Company generally provides limited warranties for work that it has performed under its contracts; these warranty periods are known as the defect liabilities period (the “DLP”). The DLP typically extends for a duration ranging from 12 months to 18 months from the substantial completion of the project for the client. Historically, warranty claims have not resulted in significant costs. Contracts will include a provision whereby the client will typically withhold approximately 5.0% of the total contract value until the end of the DLP at which point the client will release the retention amounts to the Company.

Contract assets

Contract assets are recognized when progress towards completion of revenue earning activities on contracts exceeds amounts billed under the contract.

Revenue from maintenance works and services and others

Revenue is recognized to depict the transfer of promised services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those services. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC 606, as follows:

Revenue from maintenance works and services and others comprised of revenue from service fee, labor cost charged, rental of machinery and equipment, transportation costs incurred, maintenance works charged, among other things is recognized when the entity satisfied the performance obligation at a point in time generally as the services are provided for a duration of typically less than one month. The Company typically receives purchase orders or emails from its customers which will set for the terms and conditions including the transaction price, works or services to be performed, terms of performance, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the completion of the contracted services to the customer according to the works or services to be performed and terms of performance. The maintenance work and services and others consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes the revenue when the following events have occurred: (a) the Company has performed the contracted services; (b) the Company has a present right to payment; (c) the customer has legal rights to the services upon completion of works done, and (d) the customer bears significant risks and rewards of ownership of the services. The completion of this revenue process is evidenced by the customer acceptance on our document for the maintenance works and services and others.

●	Cost of revenue

Cost of revenue consist of direct payroll costs, sub-contract costs, material costs and other indirect costs. Direct payroll costs represent the portion of salaries and wages incurred in connection with the production of deliverables under client assignments and contracts. Direct payroll costs include allocated fringe costs (i.e. health benefits, employer payroll taxes, and retirement plan contributions), paid leave and incentive compensation. Sub-contract comprises job outside to third parties. Material costs are raw materials used for the projects. Other indirect costs will be professional and miscellaneous costs associated to the projects excluded significant machinery or other long term depreciable assets and our cost of revenue presented are excluded of depreciation and amortization.

F-13

Contract costs

Contract costs consist of direct payroll costs, sub-consultant costs, material costs and other indirect costs which might include professional and miscellaneous costs associated to the projects and allocated overheads. Direct payroll costs represent the portion of salaries and wages incurred in connection with the production of deliverables under client assignments and contracts. Direct payroll costs include allocated fringe costs (i.e. health benefits, employer payroll taxes, and retirement plan contributions), paid leave and incentive compensation. Sub-contract and direct expenses include both sub-contract and other outside costs associated with performance under our contracts. Performance under our contracts does not involve significant machinery or other long term depreciable assets. We present direct costs exclusive of depreciation and amortization and as such we do not present gross profit on our combined financial statements.

●	Selling and Distribution

Selling and distribution expenses include related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, seminars, and other programs. There was no advertising expense incurred for the financial years ended December 31, 2025, 2024 and 2023, respectively.

●	Government Grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is depended on the management’s expectation of when the conditions attached to the grant can be fulfilled. For the financial years ended December 31, 2025, 2024 and 2023, the Company received government subsidies of approximately $0.05 million, approximately $0.01 million and approximately $0.03 million, respectively, which are recognized as government grant in the consolidated statements of operations.

●	Comprehensive Income (Loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of shareholder’s equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the financial years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the financial years ended December 31, 2025, 2024 and 2023, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions.

F-14

The Company is subject to tax in local and foreign jurisdictions. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

●	Leases

ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than 12 months. It requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

●	Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee services are provided. The Company is required to make contributions to their employees under a government-mandated multi-employer defined contribution pension scheme for its eligible full-time employees in Singapore. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the financial years ended December 31, 2025, 2024 and 2023, contributions to retirement plans of approximately $0.2 million, approximately $0.1 million and approximately $0.1 million contributions were made accordingly.

●	Stock-based compensation

The Company has equity-classified, stock-based compensation plans under which equity awards are granted to eligible personnel. Compensation cost for equity-classified awards is measured at the grant-date fair value of the award and recognized as expense over the requisite service period (generally the vesting period) with a corresponding credit to additional paid-in capital.

The total compensation cost recognized over the vesting period is based on the grant-date fair value of the awards and the number of awards expected to vest. Estimates of forfeitures are incorporated into the recognition of compensation cost. The Company revises its estimates of expected forfeitures at each reporting date, and the impact of any change in estimate is recognized in earnings with a corresponding adjustment to equity. After the vesting date, no further adjustments to compensation cost are made.

For awards with performance conditions, compensation cost is recognized if it is probable that the performance condition will be achieved. Market conditions are reflected in the grant-date fair value and do not affect the number of awards expected to vest.

Upon settlement or exercise of awards, the balance in additional paid-in capital relating to those awards is reclassified to ordinary shares and additional paid-in capital.

If the terms of an award are modified, the Company recognizes the incremental compensation cost equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification, measured at the date of modification. The original grant-date fair value continues to be recognized over the remaining service period as if the modification had not occurred.

●	Segment Reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. For the financial years ended December 31, 2025, 2024 and 2023, the Company has one reportable segment.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The CODM uses segment operating income (loss) to allocate resources to the business segment in the planning process and to assess the performance of the business segment, primarily by monitoring actual results versus the half-yearly plan.

●	Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825-10-15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-15

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

●	Commitments And Contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

●	Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash and accounts receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately US$74,360) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2025, bank and cash balance approximately $0.7 million were maintained at financial institutions in Singapore, of which approximately $0.8 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the expected credit loss is based on the estimated realizable value. The Company identifies credit risk on a customer by customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

●	Exchange rate Risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in S$ and a significant portion of the assets and liabilities are denominated in S$. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and S$. If S$ depreciates against US$, the value of S$ revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

F-16

●	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

●	Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;
●	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and
●	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, amount due to a related party, accounts payable, escrow liabilities, income tax payable, amount due to a related party, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of note payable approximate the carrying amount. The Company accounts for loans receivable at cost, subject to impairment testing. The Company obtains a third-party valuation based upon loan level data including note rate, type and term of the underlying loans.

The Company’s non-marketable equity securities are investments in privately held companies, which are without readily determinable market values and are classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2025. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. Once adopted, this ASU will result in additional disclosures.

F-17

NOTE－3 ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2025	2024
	$’000	$’000

Accounts receivable – third parties	2,458	1,881

Accounts receivable, net	2,458	1,881

The following table sets forth the ageing analysis of our accounts receivable, net, based on the invoiced date as of the dates mentioned below:

	As of December 31,
	2025	2024
	$’000	$’000

Within 30 days	1,030	306
Between 31 and 60 days	725	469
Between 61 and 90 days	418	10
Between 91 and 120 days	213	36
Between 121 and 150 days	44	880
More than 150 days	28	180

Accounts receivable, net	2,458	1,881

For the financial years ended December 31, 2025, 2024 and 2023, the Company has not recorded any provision for expected credit loss and charged to the consolidated statements of operations.

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and the expected credit loss, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

F-18

NOTE－4 INVENTORIES

The Company’s inventories were as follows:-

	As of December 31,
	2025	2024
	$’000	$’000

Parts and components	45	43

	45	43

NOTE－5 CONTRACT ASSETS/CONTRACT LIABILITIES

The following table reflects the movements of the net balance of contract assets and contract liabilities.

Movement in contract assets, consists of the following:

	As of December 31,
	2025	2024
	$’000	$’000

Beginning of the financial year	4,974	4,053
Increase resulting from satisfaction of performance obligation	12,231	10,161
Increase resulting from advances from customers	5,192	9,102
Estimated contract earnings to date	22,397	23,316
Less: Progress billings to date	(16,015)	(18,203)
Exchange realignment	315	(139)

End of the financial year	6,697	4,974

Contract liabilities primarily relate to the advance consideration received from customers.

Movement in contract liabilities, consists of the following:

	As of December 31,
	2025	2024
	$’000	$’000

Beginning of the financial year	303	-
Receipt from customers	560	877
Revenue recognised during the financial year	(441)	(569)
Exchange realignment	20	(5)

End of the financial year	442	303

Increase or decrease in contract assets and contract liabilities mainly due to changes in measurement of contracts’ progress.

NOTE－6 DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES

	As of December 31,
	2025	2024
	$’000	$’000

Other receivables	132	47
Advances to suppliers	8	434
Deposits	71	89
Prepayment (a)	1,032	320

Total	1,243	890

(a)	Prepayment mainly consist of prepaid insurance and professional consultancy and advisory services relating to corporation, financial, and strategic matters.

F-19

NOTE－7 PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31,
	2025	2024
	$’000	$’000

At cost
Computer and software	26	35
Furniture and fittings	37	15
Leasehold property	12,190	2,793
Machinery and equipment	5,453	3,624
Motor vehicles	5,944	5,573
Tool and equipment	1,047	952
Office equipment	57	103
Renovation	680	332
Construction in progress	982	6,929

	26,416	20,356
Less: Accumulated depreciation	(6,571)	(5,731)

	19,845	14,625

Depreciation expense for the financial years ended December 31, 2025, 2024 and 2023 were approximately $1.5 million, approximately $1.4 million and approximately $1.3 million, respectively.

The carrying value of property, plant and equipment on finance lease arrangements held by the Company are summarized as follows:

	As of December 31,
	2025	2024
	$’000	$’000

At cost
Machinery and equipment	2,721	1,923
Motor vehicles	2,733	2,340

	5,454	4,263
Less: Accumulated depreciation	(1,206)	(891)

	4,248	3,372

Amortization expenses of assets under finance lease arrangements for the financial years ended December 31, 2025, 2024 and 2023 amounted to $507,000, $350,000 and $165,000, respectively.

NOTE－8 LEASES

The Company determines whether an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys the right to control the use of an identified fixed asset explicitly or implicitly for a period of time in exchange for consideration. Control of an underlying asset is conveyed if we obtain the rights to direct the use of and to obtain substantially all of the economic benefit from the use of the underlying asset. Some of our leases include both lease and non-lease components which are accounted for as a single lease component as the Company has elected the practical expedient. Some of the operating lease agreements include variable lease costs, primarily taxes, insurance, common area maintenance or increases in rental costs related to inflation. Substantially all of our equipment leases and some of our real estate leases have terms of less than one year and, as such, are accounted for as short-term leases as we have elected the practical expedient.

The Company uses the weighted average incremental borrowing rate to determine the present value of the lease payments.

Right-of-use assets, net for the amount recognized in the consolidated balance sheet in the table below:

	As of December 31,
	2025	2024
	$’000	$’000

Right-of-use assets, net
At cost	821	776

	821	776
Less: Accumulated amortization	(279)	(175)

	542	601

Amortization expenses of right-of-use assets — operating leases for the financial years ended December 31, 2025, 2024 and 2023 amounted to $91,000, $89,000 and $91,000, respectively.

F-20

Lease liabilities for the amount recognized in the consolidated balance sheet in the table below:

	As of December 31,
	2025	2024
	$’000	$’000

Finance lease liabilities	2,397	1,811
Operating lease liabilities	580	627

Total lease liabilities	2,977	2,438

Finance lease liabilities

	As of December 31,
	2025	2024
	$’000	$’000

Within 1 year	734	780
Between 1 and 2 years	670	389
Between 2 and 3 years	607	328
Between 3 and 4 years	477	303
Between 4 and 5 years	104	157
More than 5 years	-	-
Total future lease payment	2,592	1,957
Less: Imputed interest	(195)	(146)

Present value of finance lease liabilities	2,397	1,811

Representing
Current liabilities	647	715
Non-current liabilities	1,750	1,096

	2,397	1,811

The following table shows the weighted-average lease terms and discount rates for finance leases:

	As of December 31,
	2025	2024

Weighted-average remaining lease term (years)
Finance leases	2.8	2.1

Weighted average discount rate (%)
Finance leases	2.20%	2.31%

Operating lease liabilities

Components of Lease Expense

We recognize lease expense on a straight-line basis over the term of the operating leases, as reported within “general and administrative” expense on the accompanying consolidated statement of operations.

Future operating lease payments, excluding short-term leases, as of December 31, 2025 and 2024, are detailed as follows:

	As of December 31,
	2025	2024
	$’000	$’000

Within 1 year	116	110
Between 1 and 2 years	116	110
Between 2 and 3 years	116	110
Between 3 and 4 years	116	110
Between 4 and 5 years	116	110
More than 5 years	92	197
Total future lease payment	672	747
Less: Imputed interest	(92)	(120)

Present value of operating lease liabilities	580	627

Representing
Current liabilities	88	79
Non-current liabilities	492	548

	580	627

F-21

The following table shows the weighted-average lease terms and discount rates for operating leases:

	As of December 31,
	2025	2024

Weighted-average remaining lease term (years)
Operating leases	5.8	6.8

Weighted average discount rate (%)
Operating leases	5.25%	5.25%

The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets. The following tables summarize the lease expense for the financial years.

	Financial Years ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Operating lease cost:
Lease interest costs	137	104	66
Short-term lease costs	36	17	17

	173	121	83

	Financial Years ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Supplemental cash flow information:
Cash paid for operating leases	114	112	111

Cash paid for finance leases:
-Interest	105	68	30
-Principal	927	285	505

Right-of-use assets obtained in exchange for lease liabilities:
-Finance lease	1,401	1,647	679

NOTE－9 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As of December 31,
	2025	2024
	$’000	$’000

Account payables	1,644	604
Other payables (a)	2,732	648
Advances	1	1
Deposits	66	17
Accruals	479	2,444

Total	4,922	3,714

(a)	Other payables mainly consist of amounts payable relating to the leasehold property construction costs.

F-22

NOTE－10 BANK BORROWINGS

Bank borrowings consisted of the following:

	As of December 31,
	2025	2024
	$’000	$’000

Term loans	7,162	4,272
Bank overdraft	1,765	1,738

	8,927	6,010

Representing :
Within 12 months	1,955	2,558
Over 1 year	6,972	3,452

	8,927	6,010

Bank loans comprised of the following:

	Maturity	Term of	Annual	As of December 31,
Loan	date	repayments	interest rate	2025	2024
				$’000	$’000

Term loan I	October 31, 2038	14 years	1.00% above Cost of Funds (a)	7,162	3,451
Term loan II	May 31, 2025	5 years	3.70%	-	83
Term loan III	May 31, 2025	5 years	2.00%	-	399
Term loan IV	October 31, 2025	5 years	1.00% above Compounded SORA (b)	-	196
Term loan V	November 30, 2025	5 years	3.70%	-	143
Bank overdraft	N/A	On demand	5.25% Prime Rate (c)	1,765	1,738

				8,927	6,010

(a)	Term loan I bears interest at a variable rate of 1.00% per annum above the lender’s cost of funds.

(b)	Term loan IV bears interest at a variable rate of 1.00% per annum above the Compounded Singapore Overnight Rate Average (“SORA”).

(c)	Bank overdraft bears interest at the lender’s prime rate, which was 5.25% per annum.

As of December 31, 2025 and 2024, bank borrowings were comprised of term loans which bear annual interest at a fixed rate from 2.0% to 3.7% per year and become repayable in 5 to 15 years, and bank overdrafts payable on demand that were obtained from financial institutions in Singapore.

The Company’s bank borrowings are secured by legal mortgages over properties of the Company and director.

Interest related to the bank borrowings were approximately of $0.5 million, approximately of $0.3 million and approximately of $0.2 million for the financial years ended December 31, 2025, 2024 and 2023, respectively.

F-23

NOTE—11 SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of Cayman Islands on March 27, 2023 with authorized share of 500,000,000 ordinary shares of par value $0.001 each. On January 8, 2024, for purposes of recapitalization in anticipation of the initial public offering, the Company’s shareholders passed resolutions to effect a 1:4 share sub-division (a “forward stock split”) and to change the Company’s authorized share capital to $500,000 divided into 2,000,000,000 ordinary shares, of a par value of $0.00025 each. Concurrently, Ms. Liao surrendered 3,298,095 ordinary shares, Mr. Ng surrendered 936,869 ordinary shares, Mr. Tang surrendered 278,250 ordinary shares, Ease Joy surrendered 250,425 ordinary shares, Novel Challenge surrendered 250,425 ordinary shares, Ace Champion surrendered 275,468 ordinary shares and Falcon Summit surrendered 275,468 ordinary shares to the Company, respectively.

The holders of the Company’s ordinary share are entitled to the following rights:

Voting Rights: Each Class A ordinary share entitles its holder to one vote per share, and each Class B ordinary share entitles its holder to 100 votes per share, on all matters to be voted on or consented to by the members of the Company. Holders of the Company’s ordinary shares are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Right: Subject to limitations under Cayman law and preferences that may apply to preferred shares the Company may decide to issue in the future, holders of the Company’s ordinary share are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of the Company out of funds legally available therefor.

Liquidation Right: In the event of the liquidation, dissolution or winding up of our business, the holders of the Company’s ordinary shares are entitled to share ratably in the assets available for distribution after the payment of all of the debts and other liabilities of the Company, subject to the prior rights of the holders of any preferred shares of the Company.

Other Matters: The holders of the Company’s ordinary shares have no subscription, redemption or conversion privileges. The Company’s ordinary shares do not entitle their holders to preemptive rights. All of the outstanding ordinary shares of the Company are fully paid and the holders thereof have no further liability to the Company in respect of such shares. The rights, preferences and privileges of the holders of the Company’s ordinary shares are subject to the rights of the holders of any series of preferred shares which the Company may issue in the future.

NOTE－12 STOCK-BASED COMPENSATION

The Company accounts for share-based payment awards in accordance with ASC 718, Compensation—Stock Compensation. The Company measures equity-classified share-based awards at grant-date fair value and recognizes compensation cost over the vesting period, with a corresponding increase to additional paid-in capital. The grant date is the date on which the Company and the grantee reach a mutual understanding of the key terms and conditions of the award.

During the financial year ended December 31, 2025, the Company granted 3.125 million share-based awards to various Professional Service Providers under which the grantees became entitled to receive 3.125 million ordinary shares of the Company upon satisfaction of the applicable vesting conditions. The share-based awards were provided at issuance prices ranging between U.S.$0.74 and U.S.$0.84 per share and were recognized when the vesting conditions were satisfied during the financial year. The Company determined that these awards are equity-classified because settlement is in the Company’s equity instruments and the awards do not require liability classification. For the financial year ended December 31, 2025, the Company recognized share-based compensation expense of $ 2.4 million which was recorded in the consolidated statements of operations and comprehensive income. As of December 31, 2025, there was no unrecognized compensation cost or unsatisfied vesting conditions related to these awards recorded in the consolidated statement of operations and comprehensive income.

The Company notes that the fixed contractual exercise price of U.S.$1.28 per share was higher than the market price of the Company’s ordinary shares on the respective issuance dates. Because the award is equity-classified, this difference did not result in remeasurement, an additional compensation charge, or a loss on issuance on the issuance date. Rather, compensation cost for the award was measured based on the grant-date fair value of the award and recognized over the vesting period. If the Company were to modify the terms of the award, any resulting incremental fair value would be accounted for as an award modification under ASC 718, Compensation—Stock Compensation.

NOTE－13 INCOME TAXES

The provision for income taxes consisted of the following:

	Financial Years ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Current tax	137	257	128
Underprovision	-	-	-
Overprovision	(33)	(96)	-

Income tax expense	104	161	128

The effective tax rate in the financial years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company’s subsidiaries mainly operate in Singapore that are subject to taxes in the jurisdictions in which they operate, as follows:

Cayman Islands and British Virgin Islands

The Company and its subsidiary, SKK Group are domiciled in the Cayman Islands and the British Virgin Islands, respectively. Both localities currently enjoy permanent income tax holidays; accordingly, the Company and SKK Group do not accrue for income taxes.

F-24

Singapore

SKK and SKK M&E are operating in Singapore and are subject to the Singapore tax law at the corporate tax rate at 17% on the assessable income arising in Singapore during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the financial years ended December 31, 2025, 2024 and 2023 are as follows:

	Financial Years ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Income before income taxes	(2,816)	543	326
Singapore’s Statutory income tax rate	17%	17%	17%
Income tax expense at statutory rate	(479)	92	55
Tax effect of non-taxable income	(4)	(38)	(5)
Tax effect of non-deductible items	556	236	80
Tax incentives	(13)	(41)	(2)
Deferred tax asset not recognised	77	-	-
Unutilised capital allowance carried back	-	8	-
Over provision in prior years	(33)	(96)	-

Income tax expense	104	161	128

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the financial years ended December 31, 2025, 2024 and 2023.

NOTE－14 SIGNIFICANT RELATED PARTY BALANCES AND TRANSACTIONS

Nature of relationships with related parties:

Related parties	Relationship	As of December 31,
		2025	2024
		$’000	$’000
Dividend payables:
Ms Liao(1)	Shareholder	3,535	3,342
Mr. Ng(2)	Shareholder	997	943
		4,532	4,285

Amount due to:
Ms Liao(1)	Shareholder	1,523	776
Mr. Ng(2)	Shareholder	12	2
Mr. Tang(3)	Shareholder	*	*
		1,535	778

Amount due to:
Mr. Sze(4)	Chief Executive Officer	928	928

*	Amount is insignificant and lesser than $1,000.

Non-trade amount due to shareholders are unsecured, interest-free and repayment on demand. As of December 31, 2025 and 2024, the outstanding amounts are $1,535,000 and $778,000. These balances primarily arise from payments made by shareholders on behalf of the Company and advances provided to support the Company’s operating activities.

Non-trade amount due to chief executive officer is unsecured, interest-free and repayment on demand. As of December 31, 2025 and 2024, the outstanding amounts are $928,000 and $928,000. These balances primarily arise from payments made by chief executive officer on behalf of the Company.

Non-trade dividend payables to shareholders unsecured, interest-free and repayment on demand. The amounts mainly were related to the approved the total amount of the distribution of interim dividend of approximately $4.9 million (S$6.8 million) to Ms. Liao and Mr. Ng on December 30, 2022 by SKK Works Pte Ltd.

(1)	Ms. Liao is Executive Director, Human Resources and Administrative Director and the controlling shareholder of the Company.

(2)	Mr. Ng is Executive Director, Chief Operating Officer and a shareholder of the Company.

(3)	Mr. Tang is Project Director and a shareholder of the Company.

(4)	Mr. Sze is Chief Executive Officer of the Company and is the spouse of Ms. Liao.

Related party transactions:

		Financial Years ended December 31,
		2025	2024	2023
Nature of transactions	Name	$’000	$’000	$’000

Net advance from / (repayment) to director	Ms Liao	689	497	3,699

Net advance from/ (repayment) to director	Mr. Ng	10	(81)	1,035
Net advance from/ (repayment) to director	Mr. Sze	*	928	-
Net advance from/ (repayment) to director	Mr. Tang	*	*	-

*	Amount is insignificant and lesser than $1,000.

F-25

NOTE – 15 SEGMENT REPORTING

The Company derives revenue by engaging civil engineering services that specializes in subsurface utility works including but not limited to, public utility projects, electrical and telecommunication cable laying works, water pipeline works and sewer rehabilitation works. As a result, the Company operates as one operating and reportable segment which the Company operates in and manages its business activities on a consolidated basis.

The accounting policies of the segment are the same as those described in Note “2. Summary of Significant Accounting Policies”. The Company’s CODM uses net income to measure segment profit or loss and assesses performance against expectations to make resource allocation decisions and uses total assets as reported on the consolidated balance sheets to measure segment assets. Additionally, the CODM reviews and uses functional expenses included in net income to manage the Company’s operations and assess operating profitability. The Company operates as one operating and reportable segment, and as such the significant segment expenses regularly provided to the CODM are those presented on the consolidated statements of operations. These significant segment expense include mainly cost of revenue, selling and distribution expenses, and general and administrative expenses. Other segment items that are presented on the consolidated statements of operations include interest and other income (expense), net, provision for income taxes, and non-recurring items such as stock-based compensation. The Company’s entity-wide disclosures, including the breakout of revenue between services are included in Note 16 to the consolidated financial statements.

NOTE – 16 DISAGGREGATION OF REVENUE

The following tables present the Company’s revenue disaggregated by business segment, based on management’s assessment of available data:

	Financial Years Ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Revenue from contracts	12,622	10,127	8,237
Revenue from maintenance works and services and others	327	981	1,426

	12,949	11,108	9,663

- Over time	12,622	10,127	8,237
- At a point in time	327	981	1,426

	12,949	11,108	9,663

The Company recognizes revenue from contracts based on the Company’s effort or inputs to the satisfaction of a performance obligation over time as work progresses because of the continuous transfer of control to the customer and the Company’s right to bill the customer as costs are incurred.

Revenue from maintenance works and services and others comprised of revenue from service fee, labor cost charged, rental of machinery and equipment, transportation costs incurred, maintenance works charged, among other things is recognized when the entity satisfied the performance obligation at a point in time generally as the services are provided for a duration of typically less than one month. The Company typically receives purchase orders or emails from its customers which will set for the terms and conditions including the transaction price, works or services to be performed, terms of performance, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the completion of the contracted services to the customer according to the works or services to be performed and terms of performance. The maintenance work and services and others consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes the revenue when the following events have occurred: (a) the Company has performed the contracted services; (b) the Company has a present right to payment; (c) the customer has legal rights to the services upon completion of works done, and (d) the customer bears significant risks and rewards of ownership of the services. The completion of this revenue process is evidenced by the customer acceptance on our document for the maintenance works and services and others.

In accordance with ASC 280, Segment Reporting (“ASC 280”), we have one reportable geographic segment. Sales are based on the countries in which the customer is located. Summarized financial information concerning our geographic segments is shown in the following tables:

	Financial Years Ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Singapore	12,949	11,108	9,663

	12,949	11,108	9,663

Unsatisfied or partially unsatisfied performance obligations

Management expects that the approximate transaction price allocated to unsatisfied or partially unsatisfied performance obligations as at the end of the reporting periods may be recognized as revenue in the next reporting periods as follow:

	Financial Years Ended December 31,
	2025	2024	2023
	$’000	$’000	$’000

Partial and fully unsatisfied performance obligation as at:
- December 31, 2024	-	-	9,092
- December 31, 2025	-	15,026	-
- December 31, 2026	8,860	-	-

	8,860	15,026	9,092

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NOTE－17 CONCENTRATIONS OF RISK

(a)	Concentrations

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of contracts receivable. The Company conducts credit evaluations of its clients, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for expected credit losses. The Company conducts periodic reviews of the financial condition and payment practices of its clients to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers that represent 10% or more of the Company’s total revenue:

	Financial Years ended December 31,
	2025	2024	2023
	$’000	$’000	$’000
Amount of the Company’s revenue
Customer A	3,935	*	-
Customer B	3,550	*	1,060
Customer C	3,163	*	2,413
Customer D	1,323	*	-
Customer E	-	4,857	*
Customer F	-	*	2,625
Customer G	-	*	1,714

*	Represents percentages less than 10%

The following table sets forth a summary of single customers that represent 10% or more of the Company’s total gross accounts receivable:

	Financial Years ended December 31,
	2025	2024
	$’000	$’000
Amount of the Company’s accounts receivables
Customer A	1,230	-
Customer B	340	-
Customer C	290	-
Customer D	*	1,387

*	Represents percentages less than 10%

The following table sets forth a summary of suppliers that represent 10% or more of the Company’s total purchases:

	Financial Years ended December 31,
	2025	2024	2023
	$’000	$’000	$’000
Amount of the Company’s purchases:
Supplier A	934	682	584

*	Represents percentages less than 10%

The following table sets forth a summary of single suppliers that represent 10% or more of the Company’s total payable:

	Financial Years ended December 31,
	2025	2024
	$’000	$’000
Amount of the Company’s accounts payables
Supplier A	367	303
Supplier B	503	-
Supplier C	260	-
Supplier D	*	62

*	Represents percentages less than 10%

(b)	Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash, accounts and loans receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately US$74,360) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2025, bank and cash balance approximately $0.8 million were maintained at financial institutions in Singapore, of which approximately $0.7 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the probable losses and sets up the expected credit loss based on the estimated realizable value.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluations of its counterparties’ financial condition and generally does not require collateral. The Company also considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

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The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days, default of interest due for more than 365 days or there is significant difficulty of the counterparty.

To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

●	Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations
●	Internal credit rating
●	External credit rating and when necessary

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 30 days past due in making contractual payment.

As of December 31, 2025 and 2024, there was no outstanding from a single customer whose account receivable balances of total consolidated amounts.

(c)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of December 31, 2025 and 2024, the borrowings were at fixed interest rates.

(d)	Economic and political risk

The Company’s all operations are conducted in Singapore. Accordingly, the political, economic, and legal environments in Singapore, as well as the general state of Singapore’s economy influence the Company’s business, financial condition, and results of operations.

(e)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two (2) comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of S$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(f)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

Potential impact to the Company’s results of operations for 2026 will also depend on economic impact due to the pandemic and if any future resurgence of the virus globally, which are beyond the Company’s control. There is no guarantee that the Company’s revenues will grow or remain at a similar level year over year in 2026.

The Company manages its capital to ensure that the Company is able to continue as a going concern and maintain an optimal capital structure so as to maximize shareholder’s value. Historically, the Company has met its working capital and other liquidity requirements primarily through a combination of cash generated from its operations and loans from banking facilities. Going forward, it expects to fund its working capital and other liquidity requirements from various sources, including but not limited to cash generated from operations, loans from banking facilities, the net proceeds from equity and debt financings as and when appropriate.

In addition, the related parties disclosed in note 14 to the consolidated financial statements, undertake that they will not demand the repayment of the amounts due from the Company amounting to approximately $7.0 million until the Company’s resources permit.

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NOTE－18 COMMITMENTS AND CONTINGENCIES

Litigation — The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of December 31, 2025 and 2024, the Company has capital expenditures contracted for at the balance sheet date but not recognized in the financial statements are as follows:

	Financial Years ended December 31,
	2025	2024
	$’000	$’000

Construction of properties	3,893	6,694

NOTE－19 REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In preparing the consolidated financial statements as of and for the financial year ended December 31, 2025, the Company identified an error in its previously issued financial statements related to a mis-computation of the gain from disposal of property and equipment in the financial year ended December 31, 2024, which affected certain line items within the consolidated balance sheets and statements of operations and comprehensive income. The Company assessed the materiality of the misstatement both quantitatively and qualitatively in accordance with ASC 250, Accounting Changes and Error Corrections, and determined the correction of this error to be immaterial to the prior period financial statements taken as a whole and, therefore, amending the previously filed report to correct the error was not required. The Company has corrected the error by revising the comparative financial statements and adjusting the prior period financial information as summarized below and has added disclosure of the error in the notes to the consolidated financial statements.

	Financial Year ended December 31, 2024
	As previously reported	Revision	As revised
	$’000	$’000	$’000
Consolidated balance sheets
Property and equipment, net	14,687	(62)	14,625
Retained earnings	650	(62)	588

Consolidated Statements of Operations and Comprehensive Income
Gain from disposal of property and equipment	121	(62)	59
Income before income taxes	605	(62)	543

NOTE－20 SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before condensed consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2025, up through the date the Company issued the audited consolidated financial statements. During the period, the Company did not have any material subsequent events other than those disclosed below.

On March 18, 2026 (the “Completion Date of Professional Services”), the Company issued and allotted 5,625,000 ordinary shares in relation to stock-based compensation which were awarded to various Professional Service Providers, and the grantees became entitled to receive these ordinary shares of the Company upon satisfaction of the applicable vesting conditions. The reporting deliverables were issued on the Completion Date of Professional Services where the vesting conditions have been fulfilled and completed on the same date.

On April 6, 2026, the Company effected a share consolidation on a 10 for 1 ratio. The objective of the share consolidation is to enable the Company to regain compliance with Nasdaq Marketplace Rule 5550(a)(2) and maintain its listing on Nasdaq. As a result of the share consolidation, the number of issued and outstanding ordinary shares of the Company was reduced from 24,375,000 to 2,437,503. The disclosure throughout this report does not reflect the share consolidation, unless otherwise noted.

F-29